Exhibit 10.7

GRANTBACK LICENSE AGREEMENT

This Agreement is by and between Corebridge Financial, Inc., a Delaware corporation (“LICENSOR”) and American International Group, Inc., a Delaware corporation (“LICENSEE”). This Agreement is effective as of the Effective Date of the Separation Agreement entered into between the parties hereto.

WHEREAS, under the terms of the Separation Agreement entered between the parties hereto (the “Separation Agreement”), LICENSOR acquired certain trademarks from LICENSEE, as listed in Schedule A of the “Intellectual Property Assignment Agreement, Grantback License and AIG License” and LICENSOR acquired certain AIG Investments’ Corebridge-Related Software Applications which may be scheduled or unscheduled on Schedule D of the “Intellectual Property Assignment Agreement, Grantback License and AIG License”;

WHEREAS, LICENSEE is desirous of using the Corebridge Licensed Marks and AIG Investments’ Corebridge-Related Software Applications in connection with insurance and financial services and in connection with regulatory filings and financial reporting such as in Annual Reports and Securities and Exchange Commission (SEC) filings and the like (the “Licensed Services”);

WHEREAS, pursuant to the terms of the Separation Agreement, LICENSOR agreed to grant LICENSEE a grantback license to use the trademarks set forth on Exhibit 5 - Schedule A – Corebridge Licensed Marks hereto (the “Corebridge Licensed Marks”) and the AIG Investments’ Corebridge-Related Software Applications which may be scheduled or unscheduled on Exhibit 5 – Schedule B - Grantback Software (the “Licensed Software”) for the Licensed Services for a limited period of time, in the Territory, as more fully set forth herein;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, and good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Grant of License
Subject to the terms and conditions herein, LICENSOR grants to LICENSEE a nonexclusive, nontransferable license to use and sublicense (subject to Section 9 below) the Corebridge Licensed Marks and the Licensed Software for the Licensed Services.

2.Term
LICENSEE may use the Corebridge Licensed Marks and the Licensed Software for a period of 18 months from the Effective Date of the Separation Agreement (the “Initial Term”). If it is not feasible for LICENSEE to cease use of the Corebridge Licensed Marks and/or the Licensed Software within the Initial Term, LICENSEE may notify LICENSOR of its need to continue the license for an additional 12-month period (the “Second Term”), which shall then take effect (total 30 months). Additional extension requests by LICENSEE shall be considered by LICENSOR in good faith, and consent to such extensions shall not be unreasonably withheld. Subject to the foregoing, the entire duration of this Agreement shall be referred to as the “Term” herein.

3.Territory
This license shall be in effect in the U.S., U.K., Ireland, and Bermuda, and shall include use of the Corebridge Licensed Marks on the internet (collectively the “Territory”), provided that such online use is not specifically targeted to computer users located outside the U.S., U.K., Ireland, and Bermuda.

4.Payment of Royalties
No royalties will be due under this License from LICENSEE to LICENSOR.

5.Ownership of Marks
LICENSEE acknowledges that LICENSOR is the owner of the Corebridge Licensed Marks and the Licensed Software, and agrees that it will do nothing inconsistent with such ownership and that all use of the Corebridge Licensed Marks by LICENSEE shall inure to the benefit of and be on behalf of LICENSOR, and agrees to assist LICENSOR in recording this Agreement with appropriate government authorities if necessary, and at LICENSOR’s expense. LICENSEE agrees that nothing in this License shall give LICENSEE any right, title or interest in the Corebridge Licensed Marks and/or the Licensed Software other than the right to use and sublicense the Corebridge Licensed Marks and/or the Licensed Software in accordance with this License and LICENSEE agrees that it will not attack the title of LICENSOR to the Corebridge Licensed Marks and/or the Licensed Software or attack the validity of this License.

6.Quality Standards
LICENSEE agrees that the nature and quality of all Services rendered by LICENSEE in connection with the Corebridge Licensed Marks and all related advertising, promotional and other related uses of the Corebridge Licensed Marks by LICENSEE shall conform to standards set by and under the control of LICENSOR.

7.Quality Maintenance
LICENSEE agrees to cooperate with LICENSOR in facilitating LICENSOR'S control of the nature and quality of the Services offered by LICENSEE under the Corebridge Licensed Marks, and to supply LICENSOR with specimens of use of the Corebridge Licensed Marks upon request. LICENSEE shall comply with all applicable laws and regulations and obtain all appropriate government approvals pertaining to the sale, distribution, and advertising of services covered by this License.

8.Form of Use
LICENSEE agrees to use the Corebridge Licensed Marks only in the form and manner and with appropriate legends as prescribed from time to time by LICENSOR.

9.Sublicense
LICENSEE may sublicense the Corebridge Licensed Marks and/or the Licensed Software to its subsidiaries. LICENSEE may sublicense the Corebridge Licensed Marks and/or the Licensed Software to third parties only upon the written approval by LICENSOR of both (a) the proposed sublicensee; and (b) the terms of any sublicense. LICENSEE shall act as LICENSOR’s agent for the purpose of exercising quality control over any sublicensees.

10.Infringement Proceedings
a)    LICENSEE agrees to notify LICENSOR of any unauthorized use of the Corebridge Licensed Marks and/or the Licensed Software by others promptly as it comes to LICENSEE's attention. LICENSOR shall have the sole right and discretion to bring infringement or unfair competition proceedings involving the Corebridge Licensed Marks and/or the Licensed Software and is under no obligation to do so.

b)    LICENSEE shall promptly notify LICENSOR in writing of LICENSEE’s becoming aware of any infringement suit or claim against the LICENSEE related to its use of the Corebridge Licensed Marks and/or the Licensed Software.

11.Indemnification
LICENSOR agrees to defend, indemnify, and hold harmless LICENSEE and its officers, shareholders, employees, and agents against trademark-related or software-related third party claims or suits and related reasonable legal fees arising from the LICENSEE’s provision of services under the Corebridge Licensed Marks and/or the Licensed Software for the Licensed Services during the Term, provided that LICENSEE promptly notifies LICENSOR in writing of all claims or suits of which it becomes aware. LICENSEE, at LICENSOR’s expense, shall, upon request, provide reasonable assistance in defending or settling such claims, provided, however, that LICENSEE shall not have the right to control LICENSOR’s defense of such claims and no consent from LICENSEE shall be required relative to any settlement of such claims by LICENSOR.

LICENSEE agrees to defend, indemnify, and hold harmless LICENSOR and its officers, shareholders, employees, and agents against non-trademark-related or non-software-related third party claims or suits and related reasonable legal fees arising from the LICENSEE’s use of the Licensed Software or provision of the Licensed Services under the Corebridge Licensed Marks during the Term, provided that LICENSOR promptly notifies LICENSEE in writing of all claims or suits of which it becomes aware. LICENSOR, at LICENSEE’s expense, shall, upon request, provide reasonable assistance in defending or settling such claims, provided, however, that LICENSOR shall not have the right to control LICENSEE’s defense of such claims and no consent from LICENSOR shall be required relative to any settlement of such claims by LICENSEE.

12.Termination
This Agreement may be terminated upon mutual agreement of the parties.

13.Effect of Termination
(a)    If this Agreement is terminated is by mutual consent, LICENSEE agrees to promptly discontinue all use of the Licensed Software and Corebridge Licensed Marks and any term(s) confusingly similar thereto, and to promptly delete same from any or all of its databases, corporate names or business names.

(b)     Upon expiration of the Term of this Agreement, or termination, any sublicenses in existence between LICENSEE and affiliated and non-affiliated parties shall automatically terminate, and LICENSEE agrees that all rights in the Licensed Software and Corebridge Licensed Marks and the goodwill connected therewith shall remain the property of LICENSOR.

14.Execution of Additional Documents
The parties agree that they will execute any additional documents necessary to complete the recordal of this license in any country or jurisdiction where and if necessary.

15.Miscellaneous
a)    Interpretation. For purposes of this Agreement: (i) the word “include,” “includes,” and “including” are deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; (iii) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole; (iv) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular; (v) references to “business day” shall mean any day of the year on which national banking institutions in New York City are open to the public for conducting business and are not required or authorized to close. Unless the context otherwise requires, references herein to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof. This Agreement is intended to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules referred to herein is intended to be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

b)    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (i) when delivered by hand; (ii) when sent by email (with confirmation of transmission) if sent between 9:00 a.m. and 5:00 p.m. in the time zone of the recipient, or, if sent outside those hours in the time zone of the recipient, then the following business day; or (iii) one (1) business day following the day sent by a nationally recognized overnight courier (receipt requested), in each case, at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this section):

If to LICENSOR:	General Counsel Corebridge Financial, Inc. 2919 Allen Parkway Houston, Texas 77019

If to LICENSEE:	General Counsel American International Group, Inc. 1271 Avenue of the Americas New York, NY 10020-1304

c)    Entire Agreement. This Agreement and all related exhibits and schedules, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

d)    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

e)    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

f)    Governing Law; Venue; WAIVER OF TRIAL BY JURY. All matters arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would result in the application of the laws of any other jurisdiction. Any legal suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the State of New York, in each case, located in the City of New York and County of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such legal suit, action, or proceeding. Each of the parties agrees not to commence any such legal suit, action or proceeding except in such courts and further agrees that service of any process, summons, notice of document by registered mail to its notice address set forth above shall be effective service of process for any such legal suit, action, or proceeding brought against such party in any such court. Each of the parties hereby irrevocably waives, to the fullest extent permitted by law, any objection to the laying of venue, and the defense of an inconvenient forum to the maintenance of, any such suit, action or proceeding in such courts. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUCH LEGAL SUIT, ACTION OR PROCEEDING.

g)    Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.

h)    Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; and any single or partial exercise of any right, remedy, power, or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

i)    Counterparts and Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. The parties agree electronic signatures on this Agreement are legally binding.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

American International Group, Inc.
By: /s/ Lucy Fato
Name: Lucy Fato
Title: Executive Vice President, General Counsel & Global Head of Communications and Government Affairs

Corebridge Financial, Inc.
By: /s/ Christina Banthin
Name: Christina Banthin
Title: Chief Corporate Counsel and Corporate Secretary

EXHIBIT 5 - SCHEDULE A

Corebridge Licensed Marks

[Intentionally omitted]

EXHIBIT 5 - SCHEDULE B

Grantback Software

[Intentionally omitted]